Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-262043) on Form S-3, (No. 333-264117) on Form S-3D and (No. 333-234475) on Form S-8 of Kinetik Holdings Inc. of our report dated February 23, 2022, except for Note 11, as to which the date is June 30, 2022, with respect to the consolidated financial statements of BCP Raptor Holdco, LP, which report appears in this Current Report (Form 8-K) of Kinetik Holdings Inc.

/s/ KPMG LLP

Houston, Texas

June 30, 2022